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                                                                    EXHIBIT 23.1

               Consent of Independent Certified Public Accountants

To the Board of Directors
iDine Rewards Network Inc.

We consent to incorporation by reference into this Registration Statement on Form S-8 of iDine Rewards Network Inc. of:

..    our report dated February 6, 2002, except as to note 20, which is as of
     March 7, 2002, relating to the consolidated balance sheets of iDine Rewards Network Inc. and subsidiaries as of December 31, 2001, September 30, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for the three-months ended December 31, 2001, and each of the years in the three-year period ended September 30, 2001, which report appeared in the December 31, 2001 transition report on Form 10-KT of iDine Rewards Network Inc., and

..    our report dated November 13, 2001, except as to note 20, which is as of
     November 29, 2001, relating to the consolidated balance sheets of iDine Rewards Network Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations and comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, which report appeared in the September 30, 2001 report on Form 10-K of iDine Rewards Network Inc.

We also consent to the reference to us under the heading "Experts" in the prospectus contained in such Registration Statement.


                                                  /s/ KPMG LLP


Fort Lauderdale, Florida

November 14, 2002